PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Exhibit 99.2

FOR IMMEDIATE RELEASE

Brighthouse Financial Announces Completion of Reinsurance Transaction

CHARLOTTE, NC, November 8, 2024 — Brighthouse Financial, Inc. ("Brighthouse Financial" or the "company") (Nasdaq: BHF) announced today that it has completed a reinsurance transaction with a third party to reinsure a legacy block of the company’s fixed and payout annuities. The transaction was previously discussed on the company’s earnings call for the quarter ended September 30, 2024, which was held on the morning of November 8, 2024.

“This transaction reflects our ongoing progress against several strategic initiatives designed to improve capital efficiency, unlock capital and return to our target combined risk-based capital, or RBC, ratio range in normal market conditions,” said Eric Steigerwalt, president and CEO, Brighthouse Financial. “As a result of this transaction, our estimated combined RBC ratio as of the end of the third quarter increased to between 400% and 420%, which is within our target range of 400% to 450% in normal market conditions.”

About Brighthouse Financial, Inc.

Brighthouse Financial, Inc. (Brighthouse Financial) (Nasdaq: BHF) is on a mission to help people achieve financial security. As one of the largest providers of annuities and life insurance in the U.S.,(1) we specialize in products designed to help people protect what they've earned and ensure it lasts. Learn more at brighthousefinancial.com.

(1) Ranked by 2023 admitted assets. Best's Review®: Top 200 U.S. Life/Health Insurers. AM Best, 2024.

CONTACT

FOR INVESTORS Dana Amante (980) 949-3073 damante@brighthousefinancial.com	FOR MEDIA Deon Roberts (980) 949-3071 deon.roberts@brighthousefinancial.com

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